Exhibit 10.1

EMPLOYMENT AGREEMENT

This AGREEMENT (the “Agreement”) is made as of March 2, 2007, by and among Boston Private Financial Holdings, Inc., a Massachusetts corporation with its headquarters located in Boston, Massachusetts (the “Employer”), Charter Bank (the “Bank”) and Keith B. Jackson (the “Executive”), which shall be effective at the Effective Time of the Merger (as defined in the Agreement and Plan of Merger by and between the Employer and Charter Financial Corporation dated as of March 3, 2007 (the “Merger Agreement”)). In the event that the Effective Time shall not occur, this Agreement shall be void ab initio and of no further force and effect.

WHEREAS, at the Effective Time, the Employer will acquire Charter Financial Corporation and its wholly-owned subsidiary, the Bank;

WHEREAS, following the Effective Time, the Employer will continue to operate the Bank under the name Charter Bank;

WHEREAS, the Executive is currently employed by the Bank as its Chairman and Chief Executive Officer and is a party to a Change in Control Severance Agreement with the Bank dated as of July 18, 2001 and amended September 20, 2006 (the “Severance Agreement”);

WHEREAS, following the Effective Time, the Employer and the Bank desire to continue to employ the Executive as Chairman and Chief Executive Officer of the Bank, and the Executive desires to continue to be employed by the Employer and the Bank;

WHEREAS, the Executive acknowledges that, in his position he will be given access to and will help develop trade secrets, valuable confidential business or professional information, substantial customer relationships and customer good will on behalf of the Bank and the Employer;

NOW THEREFORE, in consideration of the mutual promises contained in this Agreement, the Employer, the Bank and the Executive agree as follows:

1. Employment. The Employer and the Bank agree to employ the Executive and the Executive agrees to be employed by the Employer and the Bank on the terms and conditions set forth in this Agreement.

2. Capacity. The Executive shall serve the Employer as Chairman and Chief Executive Officer of the Bank. The Executive shall also serve the Employer and the Bank in such other or additional offices that are consistent with the Executive’s status and office, in consultation with the Executive, as the Executive may be requested to serve by the Employer’s Board of Directors, the Bank’s Board of Directors or the Employer’s Chief Executive Officer. In such capacity or capacities, the Executive shall perform such services and duties in connection with the business, affairs and operations of the Employer and the Bank as are commensurate with the Executive positions and may be assigned or delegated to the Executive from time to time by the Employer’s Board of Directors, the Bank’s Board of Directors or the Employer’s Chief Executive Officer.

3. Term. Subject to the provisions of Section 6, the term of employment pursuant to this Agreement (the “Term”) shall be from the date on which the Effective Time occurs (the “Effective Date”) through and including the third anniversary of the Effective Date.

4. Compensation and Benefits. The regular compensation and benefits payable to the Executive under this Agreement shall be as follows:

(a) Salary. The Bank shall pay to the Executive, for all services rendered by the Executive under this Agreement, a base salary at the annual rate of One Hundred Ninety-Seven Thousand Dollars ($197,000). The Executive’s base salary shall be redetermined annually by the Bank’s Board of Directors and may be increased but not decreased. The base salary in effect at any given time is referred to herein as “Salary.” The Salary shall be payable in periodic installments in accordance with the Bank’s usual practice for the Bank’s senior executives.

(b) Bonus. Beginning in calendar year 2007, the Bank shall establish an annual bonus program (the “Bank Management Bonus Pool”) for the Bank’s key management personnel as designated by the Bank’s Board of Directors. The Bank Management Bonus Pool will be funded each year by the greater of 6% of bonus operating income (i.e., earnings before bonus, interest and taxes) or 18% of economic profit (i.e., bonus operating income minus capital charge). For each calendar year during the Term commencing in calendar year 2007, the Executive shall be paid an annual bonus by the Bank (the “Annual Bonus”) pursuant to the terms of the Bank Management Bonus Pool, which shall be paid by the Bank in annual installments on or about March 15 of each following year, provided that the Executive is employed pursuant to this Agreement on such payout date.

(c) Regular Benefits. The Executive shall also be entitled to participate in any employee benefit plans, medical insurance plans, life insurance plans, disability income plans, retirement plans, vacation plans, expense reimbursement plans and other benefit plans which the Employer or the Bank may from time to time have in effect for all or most of the Bank’s senior executives. Such participation shall be subject to the terms of the applicable plan documents, generally applicable policies of the Employer, applicable law and the discretion of the Employer’s Board of Directors, the Bank’s Board of Directors or any administrative or other committee provided for in or contemplated by any such plan. Nothing contained in this Agreement shall be construed to create any obligation on the part of the Employer to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time. Notwithstanding the foregoing, during the Term, the Employer shall cause the Bank to continue to maintain for the Executive, the life insurance and supplemental retirement benefits maintained by the Bank for the Executive as of immediately prior to the Effective Time.

(d) Taxation of Payments and Benefits. The Employer shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Employer to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

(e) Payout of Severance Agreement. At the Effective Time, the Executive shall receive a lump-sum cash amount equal to the amount that the Executive would have received upon a severance (as defined in the Severance Agreement) immediately following the Effective Time under Section 3.2 of the Severance Agreement.

(f) Restricted Share Grants.

(i) Grant of Restricted Shares. On the Effective Date the Executive will received a grant of a number of restricted shares of the Employer (the “Restricted Shares”) pursuant to the terms of the Employer’s 2004 Stock Option and Incentive Plan or any successor plan (the “Plan”), to the extent not inconsistent with the terms herewith, equal to the quotient obtained by dividing (x) $277,500 by (y) the closing price of the Employer’s common stock on the Effective Date.

(ii) Vesting of Restricted Stock Grant. Subject to subsection (iii) below of this Agreement, the Restricted Shares will vest on the date immediately prior to the third anniversary of the date of grant, subject to the Executive’s continuous employment with the Employer and/or the Bank on such date.

(iii) Potential for Accelerated Vesting of Restricted Shares. Notwithstanding the foregoing and any provision in the Plan (including without limitation Section 7(c) thereof) to the contrary, the Restricted Shares shall immediately vest upon a Change of Control (as defined in the Plan) or upon the Executive’s death or disability. In the event of the Executive’s termination of employment without Cause or for Good Reason, the Executive shall vest in a portion of his Restricted Shares determined by multiplying the number of shares with a fraction, the numerator being the number of days employed at the Bank from the Effective Time and the denominator being 1095.

(g) Exclusivity of Salary and Benefits. During the Term, the sole compensation to which the Executive shall be entitled under this Agreement is set forth herein.

5. Extent of Service. During the Executive’s employment under this Agreement, the Executive shall, subject to the direction and supervision of the Employer’s Board of Directors, the Bank’s Board of Directors or the Employer’s Chief Executive Officer, devote the Executive’s full business time, best efforts and business judgment, skill and knowledge to the advancement of the Employer’s and the Bank’s interests and to the discharge of the Executive’s duties and responsibilities under this Agreement. The Executive shall not engage in any other business activity, except as may be approved by the Employer’s Board of Directors or the Bank’s Board of Directors; provided that nothing in this Agreement shall be construed as preventing the Executive from:

(a) investing the Executive’s assets in any company or other entity in a manner not prohibited by Section 7(d) and in such form or manner as shall not require any material activities on the Executive’s part in connection with the operations or affairs of the companies or other entities in which such investments are made; or

(b) engaging in religious, charitable or other community or non-profit activities that do not impair the Executive’s ability to fulfill the Executive’s duties and responsibilities under this Agreement.

6. Termination and Termination Benefits. Notwithstanding the provisions of Section 3, the Executive’s employment under this Agreement shall terminate under the following circumstances set forth in this Section 6.

(a) Termination by the Bank for Cause. The Executive’s employment under this Agreement may be terminated for Cause without further liability on the part of the Bank effective immediately upon a vote of the Bank’s Board of Directors and written notice to the Executive. Only the following shall constitute “Cause” for such termination:

(i) use of alcohol or a controlled substance which is materially and demonstrably injurious to the Employer or the Bank;

(ii) the conviction of the Executive for, or a plea of guilty or nolo contendere by the Executive to, a felony (other than traffic offenses);

(iii) intentional refusal by the Executive to perform his stated and lawful duties hereunder in any material respect, after written notice to the Executive and an opportunity to cure and for the Executive to be heard by the Bank’s Board of Directors;

(iv) willful breach of fiduciary duty owed by the Executive to the Employer or the Bank, which is materially and demonstrably injurious to the Employer or the Bank;

(v) the Executive’s gross negligence or willful misconduct in the performance of his duties hereunder or the material breach of any of the terms of this Agreement by the Executive, after written notice to the Executive and an opportunity for the Executive to cure and be heard by the Bank’s Board of Directors; or

(vi) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Employer and the Bank to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials.

(b) Termination by the Executive. The Executive’s employment under this Agreement may be terminated by the Executive without Good Reason (as defined below) by written notice to the Bank’s Board of Directors at least 90 days prior to such termination without Good Reason.

(c) Death or Disability. Executive’s employment shall terminate immediately upon Executive’s death. If the Executive shall be disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation, the Employer’s Chief Executive Officer or the Bank’s Board of Directors may remove the Executive from any responsibilities and/or reassign the Executive to another position with the Employer for the remainder of the Term or during the period of such disability. Notwithstanding any such removal or reassignment, the Executive shall continue to receive the Executive’s full Salary (less any disability pay or sick pay benefits to which the Executive may be entitled under the Employer’s policies) and benefits under Section 4 of this Agreement (except to the extent that the Executive may be ineligible for one or more such benefits under applicable plan terms) for a period of time equal to the lesser of (i) six (6) months; or (ii) the remainder of the Term. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Employer shall, submit to the Employer a certification in reasonable detail by a physician selected by the Employer to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Employer’s determination of such issue shall be binding on the Executive. Nothing in this Section 6(c) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(d) Termination by the Bank Without Cause. Subject to the payment of Termination Benefits pursuant to Section 6(f), below, the Executive’s employment under this Agreement may be terminated by the Bank without Cause upon written notice to the Executive by a vote of the Bank’s Board of Directors.

(e) Change of Control Provisions.

(i) “Change of Control” shall have the meaning set forth in the Employer’s 2004 Stock Option and Incentive Plan as in effect on the date hereof.

(ii) If, within one year following a Change of Control, the Bank terminates the Executive’s employment without Cause or if the Executive terminates his employment with Good Reason, the Executive will be entitled to the payment of Termination Benefits pursuant to Section 6(f) below. For purposes of this Agreement, “Good Reason” shall mean:

(A) the assignment to the Executive, without the prior written consent of the Executive, of any substantial duties inconsistent with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2 of this Agreement, or any other action by the Employer or the Bank which results in a substantial diminution in such position, authority, duties or responsibilities;

(B) any failure by the Employer or the Bank to materially comply with any of the provisions of Section 4 of this Agreement; or

(C) a material breach by the Employer or the Bank of this Agreement; or

(D) any requirement by the Employer or the Bank that the Executive’s services be rendered primarily at a location or locations more than 35 miles outside of Bellevue, Washington.

The Executive shall provide the Employer with reasonable notice and an opportunity to cure any of the events listed in this Section 6(c) and the Executive shall not be entitled to compensation pursuant to Section 6(g) unless the Employer fails to cure within a reasonable period, which shall in no event exceed ten (10) business days.

(iii) It is the intention of the Executive and of the Employer and the Bank that no payments by the Employer or the Bank to or for the benefit of the Executive under this Agreement or any other agreement or plan, if any, pursuant to which the Executive is entitled to receive payments or benefits shall be nondeductible to the Employer by reason of the operation of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) relating to parachute payments or any like statutory or regulatory provision. Accordingly, and notwithstanding any other provision of this Agreement or any such agreement or plan, if by reason of the operation of said Section 280G or any like statutory or regulatory provision, any such payments exceed the amount which can be deducted by the Employer, such payments shall be reduced to the maximum amount which can be deducted by the Employer. To the extent that payments exceeding such maximum deductible amount have been made to or for the benefit of the Executive, such excess payments shall be refunded to the Employer with interest thereon at the applicable Federal rate determined under Section 1274(d) of the Code, compounded annually, or at such other rate as may be required in order that no such payments shall be nondeductible to the Employer by reason of the operation of said Section 280G or any like statutory or regulatory provision. To the extent that there is more than one method of reducing the payments to bring them within the limitations of said Section 280G or any like statutory or regulatory provision, the Executive shall determine which method shall be followed, provided that if the Executive fails to make such determination within ten days after the Employer has given notice of the need for such reduction, the Employer may determine the method of such reduction in its sole discretion.

(f) Certain Termination Benefits. Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation and benefits payable to the Executive under this Agreement shall terminate on the date of termination of the Executive’s employment under this Agreement other than the Accrued Obligations which shall be defined to mean the sum of (1) the Executive’s accrued base salary and any accrued vacation pay through the date of termination, (2) the Executive’s business expenses that have not been reimbursed by the Bank as of the date of termination that were incurred by the Executive prior to the date of termination in accordance with the applicable Employer policy, and (3) the Executive’s annual bonus earned for the fiscal year immediately preceding the fiscal year in which the date of termination occurs if such bonus has been determined but not paid as of the date of termination. Notwithstanding the foregoing, in the event of termination of the Executive’s employment with the Bank by the Bank without Cause or by the Executive for Good Reason within one year following a Change of Control and subject to the Executive’s agreement to a release of any and all legal claims in the form attached hereto as Exhibit A, the Bank shall provide to the Executive the following termination benefits (“Termination Benefits”):

(i) the product of (1) the annual bonus earned by the Executive with respect to the most recently completed fiscal year preceding the date of termination (the “Reference Bonus”), and (2) a fraction, the numerator of which is the number of days in the fiscal year in which the date of termination occurs through the date of termination, and the denominator of which is 365 (the “Pro Rata Bonus”);

(ii) the amount equal to the product of (1) one and (2) the sum of (x) the Executive’s Salary as in effect immediately prior to the date of termination and (y) the Reference Bonus; and

(iii) Continued participation in the Bank’s medical and dental insurance plan at the active employee’s rate for 18 months.

(iv) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s termination of employment, the Executive is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment that the Executive becomes entitled to under this Agreement is considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (i) six months after the Executive’s Date of Termination, (ii) the Executive’s death, or (iii) such other date as will cause such payment not to be subject to such interest and additional tax, and the initial payment shall include a catch-up amount covering amounts that would otherwise have been paid during the first six-month period but for the application of this Section 6(f)(iii).

(g) Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Employer, the Bank or the affiliates of either of them and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Employer or any of its affiliates, except the Severance Agreement, which is superseded as specified in Section 10 herein. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Employer or its affiliates at or subsequent to the date of termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement. Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to Section 6(f) of this Agreement, the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Employer or any of its affiliates.

(h) Full Settlement. The Bank’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Employer may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

7. Confidential Information, Noncompetition, Nonacceptance and Cooperation.

(a) Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to the Employer and the Bank which is of value to the Employer and the Bank in the course of conducting their business and the disclosure of which could result in a competitive or other disadvantage to the Employer or the Bank. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which is of value to the Employer and the Bank in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Employer and the Bank. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Bank, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Employer has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under Section 7(b).

(b) Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Employer and the Bank with respect to all Confidential Information. At all times, both during the Executive’s employment with the Employer and the Bank and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Employer and the Bank, except as may be necessary in the ordinary course of performing the Executive’s duties to the Employer or as may be required by applicable law or pursuant to court order.

(c) Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Employer and the Bank or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Employer and the Bank. The Executive will return to the Employer and the Bank all such materials and property as and when requested by the Employer and the Bank. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

(d) Noncompetition, Nonsolicitation and Nonacceptance. During the Term and for two (2) years following the Executive’s termination of employment during or upon expiration of the Term, the Executive (i) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined); (ii) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Employer or the Bank (other than terminations of employment of subordinate employees undertaken in the course of the Executive’s employment with the Employer and the Bank); (iii) will refrain from directly or indirectly soliciting or encouraging any client or supplier to terminate or otherwise modify adversely its business relationship with the Employer or the Bank, and (iv) will refrain from directly or indirectly accepting banking business from a client doing business with the Bank at the time of the Executive’s termination of employment in King County, Washington and in any county in which the Executive last worked The provisions of subsections (ii) ,(iii) and (iv) are intended to prohibit actions taken directly by the Executive or indirectly by the Executive through another entity with which the Executive is associated, either as an owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise. The Executive understands that the restrictions set forth in this Section 7(d) are intended to protect the Employer’s and the Bank’s interest in its Confidential Information and established employee, client and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term “Competing Business” shall mean a business conducted anywhere in the United States which is competitive with any business which the Employer, the Bank or any affiliates of either of them conducts or proposes to conduct at any time during the employment of the Executive. Notwithstanding the foregoing, the Executive may own up to one percent (1%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business. In the event the Employer or the Bank terminates the Executive without cause or the Executive terminates for Good Reason, the restrictions set forth in this Section 7(d) shall cease to apply.

(e) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Employer that the Executive’s execution of this Agreement, the Executive’s employment with the Employer and the performance of the Executive’s proposed duties for the Employer will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Employer, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Employer any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(f) Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Employer and the Bank in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Employer or the Bank which relate to events or occurrences that transpired while the Executive was employed by the Employer and the Bank. The

Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Employer or the Bank at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Employer and the Bank in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Employer and the Bank. To the extent that the Employer or the Bank seeks the Executive’s cooperation pursuant to this Section after the Executive’s employment has terminated, the Employer and the Bank agree that any time spent by the Executive will be scheduled at times that do not unreasonably interfere with other business or personal obligations of the Executive and that the Executive will be compensated at a rate of $200 per hour for any time spent by the Executive on the Employer’s or the Bank’s behalf pursuant to this Section other than time spent providing testimony. The Employer and the Bank shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7(f), including any legal fees incurred by the Executive in connection with his cooperation with the Employer pursuant to this section.

(g) Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Employer which might result from any breach by the Executive of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 8 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Employer and the Bank shall be entitled, in addition to all other remedies that they may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Employer or the Bank.

8. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Seattle, Washington in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive, the Employer or the Bank may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 8 shall be specifically enforceable. Notwithstanding the foregoing, this Section 8 shall not preclude any party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8.

9. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 8 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the State of Washington and the United States District Court for the District of Washington. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

10. Integration. This Agreement constitutes the entire agreement between the Employer and the Bank, on the one hand, and the Executive, on the other hand, with respect to the subject matter hereof and, as of the Effective Time, supersedes all prior agreements between the parties with respect to any related subject matter including without limitation the Severance Agreement.

11. Assignment; Successors and Assigns, etc. Neither the Employer, the Bank nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Employer or the Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer or the Bank to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Employer or the Bank would be required to perform it if no such succession had taken place and such assignment and assumption shall not constitute a termination by the Employer without Cause for purposes of this Agreement. This Agreement shall inure to the benefit of and be binding upon the Employer, the Bank and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

12. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Bank or, in the case of the Employer, at its main offices, attention of the Employer’s Chief Executive Officer, or in the case of the Bank, at its main offices, attention of the Bank’s Board of Directors, and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.

15. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Employer.

16. Governing Law. This is a Washington contract and shall be construed under and be governed in all respects by the laws of the State of Washington, without giving effect to the conflict of laws principles of such State. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Ninth Circuit.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Employer and the Bank, by their duly authorized officers, and by the Executive, as of the Effective Date.

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

By:
Walter M. Pressey
President

CHARTER BANK

By:
Title:

Keith B. Jackson

EXHIBIT A

Release Agreement

For and in consideration of the payments and other benefits described in the employment agreement dated as of March 2, 2007 (the “Agreement”) by and by and among Boston Private Financial Holdings, Inc., a Massachusetts corporation with its headquarters located in Boston, Massachusetts (the “Employer”), Charter Bank, a Washington banking corporation, and Keith B. Jackson (“Executive”), and for other good and valuable consideration, Executive hereby releases the Employer, the Bank, their divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, officers, directors, trustees, employees, agents, shareholders, administrators, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims of any kind arising out of, or related to, his employment with the Employer, the Bank, their affiliates and subsidiaries (collectively, with the Employer and the Bank, the “Affiliated Entities”), his separation from employment with the Affiliated Entities or derivative of Executive’s employment, which Executive now has or may have against the Released Parties, whether known or unknown to Executive, by reason of facts which have occurred on or prior to the date that Executive has signed this Release. Such released claims include, without limitation, any and all claims under federal, state or local laws pertaining to employment, including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et. seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et. seq. the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et. seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et. seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et. seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of Executive’s employment with the Affiliated Entities; as well as any and all other claims under state contract or tort law all claims of breach of either express or implied contract, including, but not limited to, all claims that the Employer engaged in, any tortious conduct; all claims for salary, wages, bonus pay vacation pay, separation pay, equity compensation, expense reimbursement, or any other form of compensation; all claims for attorney’s fees; and all claims for reinstatement of employment with the Employer.

Executive has read this Release carefully, acknowledges that Executive has been given at least 21 days to consider all of its terms and has been advised to consult with any attorney and any other advisors of Executive’s choice prior to executing this Release, and Executive fully understands that by signing below Executive is voluntarily giving up any right which Executive may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act. Executive also understands that Executive has a period of seven days after signing this Release within which to revoke his agreement, and that neither the Employer nor any other person is obligated to make any payments or provide any other benefits to Executive pursuant to the Agreement until eight days have passed since Executive’s signing of this Release without Executive’s signature having been revoked, other than the Accrued Obligations and the Other Benefits (in each case, as defined in the Agreement). Finally, Executive has not been forced or pressured in any manner whatsoever to sign this Release, and Executive agrees to all of its terms voluntarily.

Notwithstanding anything else herein to the contrary, this Release shall not affect: the obligations of the Affiliated Entities set forth in the Agreement or other obligations that, in each case, by their terms, are to be performed after the date hereof by the Affiliated Entities (including, without limitation, obligations to Executive under any stock option, stock award or agreements or obligations under any pension plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with their terms); obligations to indemnify Executive respecting acts or omissions in connection with Executive’s service as a director, officer or employee of the Affiliated Entities; any right Executive may have as a shareholder of the Employer; or any right Executive may have to obtain contribution in the event of the entry of judgment against Executive as a result of any act or failure to act for which both Executive and any of the Affiliated Entities are jointly responsible.

Date	Keith B. Jackson